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                                                                       EXHIBIT 2

            PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS



                                       by

                                       and

                                     between






                          SPRING HILL MALL PARTNERSHIP,
                        an Illinois general partnership,


                                    "SELLER"


                                       and


                             SPRING HILL MALL L.L.C,
                      a Delaware limited liability company


                                   "PURCHASER"




                                   Dated as of
                                 August 21, 1998




                                                      PROPERTY: SPRING HILL MALL
                                                           WEST DUNDEE, ILLINOIS


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

                                                 TABLE OF CONTENTS
                                                                                                     Page
                                                                                                     ----

1.      IDENTIFICATION OF PARTIES...............................................................       1
2.      DESCRIPTION OF THE PROPERTY.............................................................       1
3.      THE PURCHASE PRICE; ASSUMPTION OF LIABILITIES...........................................       3
4.      TITLE...................................................................................       5
5.      PURCHASER'S DUE DILIGENCE...............................................................       7
6.      REPRESENTATIONS AND WARRANTIES OF SELLER................................................       9
7.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER..................................      12
8.      CONFIDENTIALITY.........................................................................      14
9.      CONDITIONS PRECEDENT TO CLOSING.........................................................      15
10.     COVENANTS OF SELLER.....................................................................      18
11.     SELLER'S CLOSING DELIVERIES.............................................................      20
12.     PURCHASER'S CLOSING DELIVERIES..........................................................      22
13.     PRORATIONS AND ADJUSTMENTS..............................................................      23
14.     CLOSING.................................................................................      27
15.     CLOSING COSTS...........................................................................      28
16.     RISK OF LOSS............................................................................      28
17.     DEFAULT.................................................................................      30
18.     BROKER'S COMMISSION.....................................................................      31
19.     ESCROW..................................................................................      31
20.     MISCELLANEOUS...........................................................................      33
21.     MATTERS RELATING TO PLITT THEATRES......................................................      37










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PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

         1.     IDENTIFICATION  OF PARTIES

         THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
(this "AGREEMENT") is entered into as of August 21, 1998, by and between SPRING HILL MALL L.L.C., a Delaware limited liability company ("PURCHASER"), and SPRING HILL MALL PARTNERSHIP, an Illinois general partnership ("SELLER").

         2.     DESCRIPTION OF THE PROPERTY

         Seller agrees to sell, assign and convey to Purchaser, and agrees to purchase from Seller, the following:

         (a) That certain real property located in the County of Kane, State of Illinois, more particularly described on Exhibit A attached hereto (the "LAND"), together with the improvements, structures and facilities owned by Seller and located thereon (the "IMPROVEMENTS");

         (b) All of Seller's interest as lessor in all leases, licenses and other occupancy agreements covering the Land and Improvements (said leases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto, are hereinafter referred to collectively as the "LEASES" and are identified on the Schedule of Leases attached hereto as Exhibit B);

         (c) All of Seller's interest under those certain reciprocal easement agreements (said reciprocal easement agreements, together with any and all amendments, modifications or supplements thereto, are hereinafter referred to collectively as the "REAS") identified on the Schedule of REAs attached hereto as Exhibit C;

         (d)    All of Seller's interest in the repurchase right set forth in
    Section 6 of that certain Federated Department Stores, Inc., Purchase and Sale Agreement, Spring Hill Mall, dated as of July 14, 1986 (the "FEDERATED SALE AGREEMENT") by and between Homart Development Co., a Delaware corporation ("HOMART"), and Federated Department Stores, Inc., a Delaware corporation ("FEDERATED"), which relates to certain rights of Seller (as successor-in-interest to Homart) to repurchase the real property sold by Homart to Federated under the Federated Sale Agreement (the "REPURCHASE RIGHT"), which Repurchase Right is evidenced by that certain Memorandum of Repurchase Right dated as of July 17, 1986 and recorded on July 28, 1986 in the Official Records of Kane County, Illinois (the "OFFICIAL RECORDS") as Document No. 1784184; the Repurchase Right was restated in its entirety pursuant to that certain Restatement of Purchase Right dated as of March 3, 1989, by and


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    between Seller and Mainstreet Retail Stores, Inc., a Delaware corporation
    (as successor in-interest to Federated), as evidenced by that certain Memorandum of Repurchase Right dated as of March 3, 1989 and recorded on March 17, 1989 in the Official Records as Document No. 1962810;

         (e) All of Seller's interest under that certain Development Agreement-Spring Hill West Subdivision dated November 3, 1986, by and between Homart and the Village of West Dundee, a municipal corporation duly incorporated and operating pursuant to the laws of the State of Illinois (the "VILLAGE"), and recorded in the Official Records on December 10, 1986 as Document No. 1811461, as amended by that certain Addendum to Development Agreement-Spring Hill West Subdivision dated September 28, 1987, by and between Homart and the Village, and recorded in the Official Records on August 14, 1988 as Document No. 1927497 (as amended, the "DEVELOPMENT AGREEMENT");

         (f) All rights, privileges, licenses, easements and appurtenances to the Land and the Improvements, if any, including, without limitation, all of Seller's right, title and interest, if any, in and to all mineral and water rights and all easements, rights-of-way and other appurtenances (including any land lying in the beds of any streets, roads or avenues, open or proposed, public or private, in front of or adjoining the Land to the center lines thereof, and in and to any awards to be made in lieu thereof and in and to any unpaid awards for damage to the foregoing by reason of the change of grade of any such streets, roads or avenues, and all strips and gores, hereditaments and such other real property rights and interests appurtenant to the Land) used or connected with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances (including, without limitation, Seller's interest under the Leases, the REAs, the Development Agreement and to the Repurchase Right) are sometimes collectively hereinafter referred to as the "REAL PROPERTY");

         (g) All personal property and fixtures owned by Seller and located on the Real Property including, without limitation, any machinery, equipment, building supplies and materials, consumables, inventories, computer and peripheral equipment, computer software and data contained in hard drives and on diskette, the Books and Records (as hereinafter defined), and advertising materials (all of the foregoing, collectively, the "PERSONAL PROPERTY"); and

         (h) All of Seller's interest in and to any trademarks, trade names, logos and copyrights used in connection with the Real Property (including, without limitation, the name "SPRING HILL MALL"), excluding, however, Seller's name and trademarks or trade names of Seller's affiliated companies (collectively, the "TRADE NAMES"), together with Seller's interest in and to any Service Contracts (hereinafter defined), guarantees, licenses, approvals, certificates, permits and warranties (including any performance bonds obtained by, or for the benefit of, Seller, pertaining to the ownership, construction or development of the Real Property or any part


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    thereof) and telephone exchange numbers relating to the Property, to the extent assignable (collectively, the "Intangible Property"). (The Real Property, the Personal Property, the Trade Names and the Intangible Property are sometimes collectively hereinafter referred to as the "Property").

         3.     THE PURCHASE PRICE; ASSUMPTION OF LIABILITIES

                The purchase price for the Property is One Hundred Twenty-Four Million Dollars ($124,000,000) (the "PURCHASE PRICE"), subject to the adjustments and prorations hereinafter set forth, and shall be paid to Seller by Purchaser at the Closing (as that term is defined in Section 14 below) as follows:

         (a) Within two (2) business days after execution of this Agreement by all parties, Purchaser shall deposit in escrow with Commonwealth Land Title Insurance Company ("ESCROW COMPANY") an earnest money deposit in immediately available funds in the amount of One Million Dollars ($1,000,000) (the "INITIAL DEPOSIT").

         (b) If Purchaser elects to extend the Closing Date until September 15, 1998 pursuant to Section 14, then Purchaser shall deposit in escrow with the Escrow Company on or before August 31, 1998, an additional earnest money deposit in immediately available funds in the amount of Five Hundred Thousand Dollars ($500,000) (the "ADDITIONAL DEPOSIT"), provided that the following conditions are satisfied or waived by Purchaser on or before August 28, 1998:

         (i) Purchaser shall not have terminated this Agreement in accordance with Section 4, Section 16(a) or Section 16(b) herein as of August 28, 1998;

         (ii) Purchaser shall have received and reasonably approved, within two (2) days after the delivery thereof, executed estoppel certificates substantially in the form of Exhibit D hereto from each of the Tenants listed on Exhibit E hereto ("MAJOR TENANTS");

         (iii) Purchaser shall have received and reasonably approved, within one (1) day after the delivery thereof, the estoppel certificates and written assurance described in Section 9(a)(iv) below;

         (iv) There shall be no material breach of any of Seller's representations, warranties or covenants set forth in Section 6 and
         Section 10, as of August 28, 1998, and Seller shall have complied, in all material respects, with the covenants and agreements to be complied with or performed by Seller on or before such date;

         (v) As of August 28, 1998, there shall be no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental authority, nor any decree, order or injunction



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         issued by any such court, arbitrator or governmental authority and remaining in effect, which does or seeks to prevent or hinder the timely consummation of the Closing or materially and adversely affects the Property (except the Plitt Litigation, as defined in Section 21(a) below, and any decree, order or injunction entered in connection therewith).

         (vi) The Releases/Directions (as defined in Section 10(f) below) shall have been obtained, or the ten (10) day period for issuance of the Releases/Directions under 35 ILCS 120/5j (after which Purchaser is relieved of liability for tax, penalty or interest owed by Seller) shall have expired;

         (vii) Purchaser shall have received the items set forth in Section 9(a)(ix); and

         (viii) No event or condition shall have occurred and continue to exist as of August 28, 1998 which would materially limit or impair the availability of utility services to the Property (and temporary interruptions of utility services for purposes of repairs or maintenance shall not be considered a material limitation or impairment).

    The Initial Deposit and the Additional Deposit are sometimes hereafter collectively referred to as the "DEPOSIT."

         (c) The Deposit paid by Purchaser pursuant to the terms hereof shall be held by Escrow Company in an interest bearing account insured by the federal government in an institution as directed by Purchaser and reasonably acceptable to Seller. If the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit plus all interest accrued thereon shall be paid to Seller at the Closing and credited against the Purchase Price. If the purchase and sale of the Property is not consummated because of the failure of any Purchaser's Condition Precedent (as defined in Section 9 below) or any other reason except for a default under this Agreement on the part of Purchaser, the Deposit plus all interest accrued thereon shall be immediately refunded to Purchaser. If the purchase and sale of the Property is not consummated because of a default under this Agreement on the part of Purchaser, the Deposit plus all interest accrued thereon shall be paid to and retained by Seller pursuant to Section 17(b) below.

         (d) The balance of the Purchase Price over and above the amounts paid by or credited to Purchaser pursuant to Sections 3(a)-(c), inclusive, above shall be paid to Seller by wire transfer of immediately available funds at the Closing, net of all prorations as provided herein.

         (e) At the Closing, Purchaser shall assume the liabilities and obligations of Seller arising from and after the Closing Date under or in respect of the Leases (including any obligation to refund any security deposits to the extent credited to


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    Purchaser), the REAs, the Development Agreement, the documents evidencing the Repurchase Right, and the Service Contracts (with the liability of Purchaser being limited to the same extent, if any, as Seller's liability is limited under such agreements). All of the obligations to be assumed by Purchaser pursuant to this Section 3(e) are hereinafter referred to as the "ASSUMED LIABILITIES".

         (f) Except as otherwise provided in this Agreement (including, without limitation, Section 7(g) below) or the documents executed in connection with the Closing, Purchaser is not assuming and shall not by virtue of the consummation of the transactions set forth herein be deemed to have assumed (i) any contractual obligations of Seller under the Leases, the REAs, the Development Agreement, the documents evidencing the Repurchase Right, or the Service Contracts arising prior to the date of Closing (except to the extent that Purchaser receives a credit at the Closing pursuant to
    Section 13 for any monetary obligations accruing under the foregoing agreements for the period prior to the Closing), or (ii) Seller's liabilities with respect to federal, state and local taxes of whatever kind and nature (other than real estate taxes and assessments on real property which are prorated under Section 13) (collectively, "SELLER'S LIABILITIES").

         4.     TITLE.

         (a) Seller has previously delivered to Purchaser a title commitment pertaining to the Real Property (the "COMMITMENT") prepared by Commonwealth Land Title Insurance Company ("TITLE COMPANY"), together with copies of all documents relating to the title exceptions referred to in such Commitment (the "TITLE DOCUMENTS").

         (b) Seller has previously delivered to Purchaser and to Title Company an Urban ALTA/ACSM Land Title Survey of the Real Property prepared by a surveyor licensed or registered in the State of Illinois (the "SURVEY"). Purchaser shall have no right to disapprove or object to the form of the Survey (as opposed to matters disclosed by such Survey) pursuant to
    Section 4(c) or otherwise to the extent the Survey: is made in compliance with and meeting the accuracy standards under the "Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys" jointly established by the American Land Title Association and American Congress on Surveying and Mapping in effect and contains Table A Optional Survey Responsibilities and Specifications 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11 and 13;
    shows the boundaries of each of the Land parcels (including without limitation any easement parcels); discloses whether or not the Land comprises a single parcel of land with no strips, gores or gaps within its boundaries; discloses any encroachments of any Improvements located primarily on the Land onto adjoining premises and public ways (and whether or not a valid easement for the benefit of the Real Property exists and is in place with respect to each such encroachment) or onto or over setback or building lines located on the Real Property or of improvements located primarily on adjoining premises onto any portion of the Land (and whether or not a valid


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    easement for the benefit of the adjoining premises exists and is in place with respect to each such encroachment); locates all easements created by recorded instruments (to the extent plottable) or visible on the Real Property and discloses any encroachment by any of the Improvements, or any other structures located on the Land, in violation of any such easements; contains a legal description of the Land; shows the location of any adjacent public streets, disclosing access, if any, to the Land therefrom; shows building line(s) and side yard line(s), if any; shows the configuration and number of parking spaces on the Land; shows the area of the Land; states whether the Land is located in an area designated by HUD as having special flood risks; and contains a certificate of the surveyor attesting to the accuracy of the Survey and its conformity to the requirements of the aforesaid Minimum Standard Detail Requirements, which certificate is directed to Seller, Purchaser and the Title Company, and to such other persons having an interest in the Property which Purchaser has designated.

         (c) Within one (1) business day after the date hereof, shall notify Seller in writing of any matters in the Commitment or the Survey which Purchaser disapproves (any such matter, a "DEFECT"). Any such matter not disapproved in writing within said one (1) business day period shall be deemed approved by Purchaser, and shall constitute a "PERMITTED EXCEPTION" hereunder. Purchaser and Seller agree that (i) all non-delinquent property taxes and assessments, (ii) the rights of the tenants under the Leases (the "TENANTS"), and (iii) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Purchaser, shall constitute "PERMITTED EXCEPTIONS". No later than two (2) business days after receipt of such disapproval, Seller shall notify Purchaser in writing of any Defects which Seller is unable or unwilling to cause to be removed, cured or insured against prior to or at Closing (provided, however, that Seller shall cause any such Defects which are monetary liens of a fixed and ascertainable amount arising through Seller that may be removed solely by the payment of money, including without limitation, judgment and mechanics' liens, to be removed at or prior to the Closing and shall deposit with the Title Company releases or other appropriate instruments, in recordable form, sufficient to cause the removal of such items from the Title Policy (as hereinafter defined)), and Seller's failure to deliver such notice within said two (2) business day period shall be deemed notice that Seller is unable or unwilling to remove, cure or insure against the Defects. With respect to Defects that Seller is unable or unwilling to so remove, cure or insure against, Purchaser then shall elect, by giving written notice to Seller and Escrow Company within two (2) business days thereafter, (x) to terminate this Agreement, or (y) to waive its disapproval of such Defects, in which case such Defects shall then be deemed to be Permitted Exceptions. Purchaser's failure to give such notice shall be deemed an election to waive the disapproval of any such Defect. If Purchaser elects to terminate this Agreement in accordance with clause (x) above, the Deposit, plus all interest accrued thereon, shall be immediately refunded to Purchaser, and neither party shall have any further rights or obligations under this Agreement, except for those obligations that are to survive the termination of this Agreement, as expressly set forth elsewhere in this Agreement.


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         (d)    If Seller has elected to remove or cure any Defects, and
    provision for their removal or cure by Closing has not been made to Purchaser's reasonable satisfaction, Purchaser may elect, in its sole discretion: (i) subject to satisfaction of the other conditions to Closing, to close the purchase of the Property, and take title subject to any Defects that have not been cured or removed at or before Closing (provided that such election shall not release Seller from its obligation to cure or remove Defects after the Closing, which obligation shall survive the Closing); (ii) subject to satisfaction of the other conditions to Closing, to close the purchase of the Property, cure or remove the Defects that have not been cured or removed by Seller, and deduct from the Purchase Price all costs reasonably and actually incurred by Purchaser in connection with its cure or removal of any Defect that Seller was obligated to cure or remove; or (iii) to terminate this Agreement, in which event the Deposit and all interest accrued thereon shall be immediately returned to Purchaser, and neither party shall have any further rights or obligations under this Agreement, except for those obligations that are to survive the termination of this Agreement, as expressly set forth elsewhere in this Agreement.

         (e) In the event that reinsurance is required due to the amount of the Purchase Price, Seller shall cause the Title Company to agree to reinsure portions of the risk covered by the Title Policy with reinsurance companies reasonably satisfactory to Purchaser under standard reinsurance agreements providing, at a minimum, for direct access and enforcement of rights by the insured party to and against the reinsurer. Any additional cost or premium incurred to obtain such reinsurance shall be Purchaser's expense.

         5.     PURCHASER'S DUE DILIGENCE.

         (a) Purchaser acknowledges that as of the date hereof, except for the condition of title, including matters of survey (which is governed by Section 4), Purchaser has had the opportunity to investigate all physical and economic aspects of the Property and to make all inspections and investigations of the Property which Purchaser deems necessary or desirable to protect its interests in acquiring the Property, including, without limitation, the environmental condition of the Property, review of the Leases (and the rights of the Tenants thereunder), building permits, certificates of occupancy, investigation of land use and development rights, development restrictions and conditions that are or may be imposed by governmental agencies, agreements with associations affecting or concerning the Property, engineering and structural tests, insurance contracts, contracts for work in progress, marketing studies, cost-to-complete studies, governmental agreements and approvals, architectural plans and site plans. Purchaser has approved the results of the foregoing due diligence matters and, therefore, shall have no right to terminate this Agreement with respect to any due diligence matters, except as expressly set forth in Section 4.


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         (b)    To accommodate and facilitate Purchaser's investigations the physical and economic aspects of the Property, Seller previously delivered to Purchaser copies of the following documents relating to the Property (to the extent the same were in Seller's possession or control):

                (i) copies of all outstanding labor, service, equipment, supply, management, maintenance, concession, utility and operating contracts, and any amendments thereto, to which Seller is a party (collectively, the "SERVICE CONTRACTS");

                (ii) engineering and physical inspection reports including hazardous materials and asbestos reports, if any;

                (iii) a copy of the tax bill issued for the most recent year for real estate taxes;

                (iv)     copies of all Leases;

                (v) a list of all tenant security deposits and prepayments (if any) related to the Leases held by or on behalf of Seller;

                (vi)     copies of all REAs;

                (vii)    copies of the agreements relating to the Repurchase
    Right;

                (viii)   a copy of the Development Agreement; and

                (ix) monthly income and expense statements, balance sheets and any other financial information (excluding, however, any of Seller's financial information analyzing the value of the Property) reflecting the operations of the Property for the prior twelve (12) month period.

         The foregoing deliveries were made by Seller to accommodate and facilitate Purchaser's investigations relating to the Property, and, except as expressly set forth herein, Seller has not made, and does not make any representations or warranties of any kind regarding the accuracy or thoroughness of the information contained in the materials delivered to Purchaser. Notwithstanding the foregoing provisions of this Section 5(b), any of the delivery items described above that are in files located at the on-site management office at the Property, or are otherwise in the possession of Manager (as hereinafter defined), shall be deemed to have been delivered to Purchaser.

         (c) Purchaser shall indemnify, defend, and hold harmless Seller and Seller's partners, and each of their respective officers, directors, shareholders, beneficiaries, members, partners, agents, employees and attorneys, and their


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    respective successors and assigns (collectively, the "Seller Parties"), from and against all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and costs) incurred, suffered by, or claimed against the Seller Parties, or any of them, by reason of any damage to the Property or injury to persons proximately caused by Purchaser and/or its agents, representatives or consultants in connection with any due diligence activities conducted on the Property by or on behalf of Purchaser prior to the date hereof, but in no event arising out of or against any condition existing on the Property and discovered during such inspections and tests (except to the extent, but only to the extent, such condition was exacerbated by Purchaser and/or its agents, representations or consultants). The foregoing provisions shall survive the Closing or any termination of this Agreement.

         6.     REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Closing:

         (a) Seller is a general partnership, duly formed, validly existing and in good standing under the laws of the State of Illinois. Each partner of Seller is an entity duly formed or organized (as the case may be), validly existing, and in good standing under the laws of its state of formation or incorporation.

         (b) This Agreement is, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed, and delivered by Seller, and is and will be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and does not and will not violate any provisions of any agreement to which Seller is a party or to which it is subject.

         (c) To Seller's actual knowledge, except as set forth in the materials delivered to Purchaser pursuant to Section 5 above, there are no pending legal proceedings or administrative actions of any kind or character adversely affecting (or which, if a decision was rendered against Seller, would adversely affect) Seller, the Property or Seller's interest therein. In addition, Seller hereby notifies Purchaser of those matters described on Annex I attached hereto.

         (d) Except with respect to Environmental Laws (as defined below), which are covered by Section 6(f) below, and except as set forth in the materials delivered to Purchaser pursuant to Section 5 above, Seller has received no written notice from any city, county, state or other government authority of any violation of any statute, ordinance, regulation, or administrative or judicial order or holding, whether or not appearing in public records, with respect to the Property, which violation has not been corrected.

         (e) Except as set forth in the materials delivered to Purchaser pursuant to Section 5 above, Seller has received no written notice from any city, county, state or other government authority (i) of any order or directive requiring any work of repair, maintenance or improvement be performed on the Property, or (ii) relating to defects in the Improvements or relating to noncompliance with any applicable building code or restriction that has not been corrected, or relating to any threat of impending condemnation with respect to the Property.

         (f) Except as set forth in the materials delivered to Purchaser pursuant to Section 5 above, neither Seller nor, to Seller's actual knowledge, any Tenant during Seller's ownership of the Property, has caused or knowingly permitted any hazardous substance or material to be maintained, disposed of, stored, released or generated on, under or at the Property or any part thereof in violation of Environmental Laws (as hereinafter defined). Seller has not received written notice from any governmental unit or other person that it or the Property is not in compliance with any Environmental Law, or that Seller has any liability with respect thereto. There are no administrative, regulatory or judicial proceedings pending, and Seller has received no written notice threatening any such proceeding, with respect to the Property pursuant to, or alleging any violation of, any Environmental Law. Except as set forth in the materials delivered to Purchaser pursuant to Section 5 above, Seller has not installed any underground or above ground storage tanks on, under or about the Property and, to Seller's actual knowledge, no such tanks are located on or under the Property, except that there is an above-ground fuel storage tank of approximately 250 gallons located behind the maintenance shed on the Property that was installed by a prior owner of the Property. As used herein, the term "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et. seq.; the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et. seq.; the Toxic Substance Control Act, 15 U.S.C. Section 2601 et. seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et. seq.; the Clean Water Act, 33 U.S.C.
    Section 1251 et. seq.; and the Clean Air Act, 42 U.S.C. Section 7401 et seq.; and any comparable federal or state laws, regulations and ordinances. Notwithstanding the foregoing representations and warranties, the acts (if any) of Seller's past or current tenants shall not be imputed to Seller.

         (g) To Seller's actual knowledge, and except as set forth in the tenant estoppel certificates delivered to Purchaser pursuant to Section 9(a) below, (i) the Leases are in full force and effect and have not been modified, and (ii) there is no current default in the performance of the obligations of any party under the Leases, except that Plitt Theatres has ceased operations in its premises and ceased paying rent in violation of its Lease (and Seller has or will institute legal proceedings against such Tenant as a result of such violation in accordance with Section 21, below). As of the Closing Date, no rents due under, or any other interest in, any of the Leases will be assigned to any party other than Purchaser, or otherwise pledged or encumbered in any way. To Seller's actual knowledge, there are no leases or occupancy agreements with respect to the Property other than those delivered to Purchaser pursuant to Section 5 hereof.

         (h) To Seller's actual knowledge, and except as shown on the Commitment, the REAs constitute the only reciprocal easement agreements or operating agreements encumbering the Property. Each REA constitutes the entire agreement between Seller and each other party thereto with respect to the subject matter thereof, and Seller has not made any oral promises or agreements amending or modifying the same. Except as set forth in the estoppel certificates described in Section 9(a)(iv) below, the REAs are in full force and effect and have not been modified, and Seller has received no written notice alleging that Seller has defaulted in the performance of its obligations under the REAs (which default has not been cured). As of the Closing Date, no amounts due to Seller under, or any other interest of Seller in, any REA will be assigned to any party other than Purchaser, or otherwise pledged or encumbered in any way.

         (i) None of the execution, delivery or performance of this Agreement by Seller does or will violate, constitute a default under, result in an acceleration of payments due or creation of any lien upon the Property or require the approval or waiver of or filing with any governmental body, agency or instrumentality under (i) the organizational documents of Seller or its partners, or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to Seller or its partners.

         (j) To Seller's actual knowledge, and except as set forth in the materials delivered to Purchaser pursuant to Section 5 above, (i) there have been no material defaults by Seller or the other party to a Service Contract which have not heretofore been cured, and (ii) there has been no written claim received by Seller of any such default which has not heretofore been cured. Seller has not entered into any oral promises or agreements amending or modifying any Service Contracts. To Seller's actual knowledge, there are no service contracts or maintenance agreements with respect to the Property other than those delivered to Purchaser pursuant to Section 5 hereof.

         (k) Seller has not filed or been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

         (l) Seller has not received written notice that there is any uncured violation of (i) any restriction, condition or agreement contained in any easement, restrictive covenant or any similar recorded instrument or agreement affecting the Property or any portion thereof, or (ii) any permit or license applicable to the Property.

         (m) All of the documents and Books and Records that have been delivered or made available to Purchaser by Seller, are true, correct and complete copies of the Books and Records in Seller's possession.

         As used in this Agreement, the phrase "to Seller's actual knowledge" or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Christopher Roscoe and Tracy Harrison (and Seller represents that Christopher Roscoe and Tracy Harrison are the individuals with the primary responsibility for the sale of the Property and for overseeing the management and operation of the Property). The express representations and warranties made by Seller in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced, if at all, on or before the date which is one (1) year after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect. Seller shall have no liability with respect to any of the foregoing representations and warranties to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source, including, without limitation, from the Manager, the tenant estoppel certificates delivered pursuant to Section 9(a) below, as a result of Purchaser's due diligence tests, investigations and inspections of the Property, or written disclosure by Seller or Seller's agents and employees) that contradicts any of the foregoing representations and warranties, or renders any of the foregoing representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

         7.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

         Purchaser represents and warrants to Seller that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Closing:

         (a) Purchaser is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.

         (b) This Agreement is, and all the documents executed by Purchaser which are to be delivered to Seller at the Closing will be, duly authorized, executed, and delivered by Purchaser, and is and will be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and does not and will not violate any provisions of any agreement to which Purchaser is a party or to which it is subject.

         (c) None of the execution, delivery or performance of this Agreement by Purchaser does or will violate, constitute a default under, result in acceleration of payments due or require the approval or waiver of or filing with any governmental body, agency or instrumentality under (i) the organizational documents of Purchaser, or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to Purchaser.

         (d) Except as otherwise expressly set forth in this Agreement, (or, with respect to the period between the date hereof and Closing, set forth in another writing made by Seller), (i) neither Seller, nor anyone acting for or on behalf of Seller, has made any representation, warranty, promise or statement, express or implied, to Purchaser, or to anyone acting for or on behalf of Purchaser, concerning the Property or the condition, use or development thereof, (ii) in entering into this Agreement, Purchaser has not relied on any representation, warranty, promise or statement, express or implied, of Seller, or anyone acting for or on behalf of Seller, (iii) all matters concerning the Property have been or shall be independently verified by Purchaser prior to the Closing, and Purchaser shall purchase the Property on Purchaser's own prior investigation and examination of the Property (or Purchaser's election not to do so); (iv) AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER, PURCHASER IS PURCHASING THE PROPERTY IN AN "AS IS" PHYSICAL CONDITION AND IN AN "AS IS" STATE OF REPAIR, WITH ALL FAULTS, and (v) Purchaser waives, and Seller disclaims, all warranties of any type or kind whatsoever with respect to the Property, whether express or implied, including, by way of description but not limitation, those of fitness for a particular purpose and use.


         (e) Purchaser is not an employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), nor a person or entity acting, directly or indirectly, on behalf of any Plan or using the assets of any Plan to acquire the Property, Purchaser is not a "party in interest" (as that term is defined in Section 3(14) of ERISA) with respect to any Plan that is an investor in Seller (as identified in Exhibit G attached to this Agreement), and Purchaser's acquisition of the Property will not constitute or result in a prohibited transaction under
    Section 406 of ERISA or Section 4975 of the Code.

         (f)    No financing for this transaction shall be provided by Seller.

         (g) Purchaser acknowledges that General Growth Properties, Inc. (an affiliate of Purchaser) currently is the property manager for the Property (and since Seller's acquisition of the Property in 1988 certain employees of Manager have been the individuals responsible for the management of the Property)(collectively, General

    Growth Properties, Inc. and such employees are herein referred to as the "Manager"), with an on-site office at the Property. The Manager is and has been responsible for the day-to-day operations and management of the Property, including, without limitation, dealing with Tenants and subtenants under the Leases, collecting rents and other amounts under the Leases, coordinating maintenance, repairs and capital improvements of the Property (including tenant improvements under the Leases and overseeing activities under the Service Contracts), maintaining permits and licenses with respect to the Property, preparing budgets, operating reports, rent rolls, schedules and financial reports, and other similar responsibilities. Accordingly, notwithstanding anything to the contrary set forth in this Agreement, (i) matters known to the Manager shall not be attributed to Seller, and Purchaser shall be deemed to have knowledge of all such matters, (ii) errors in or omissions from any documents, reports or schedules (including, without limitation, rent rolls or any schedules attached to this Agreement) prepared by Manager shall not be attributed to Seller, and Seller makes no representation or warranty with respect to the accuracy or completeness of any information contained therein, (iii) breaches or defaults under the Leases, the Service Contracts, the REAs or other documents relating to or affecting the Property and resulting from the Manager's acts or omissions shall not be attributable to Seller, and Seller shall have no liability to Purchaser therefor, and (iv) Seller shall have no liability under this Agreement with respect to any matter regarding the Property known to the Manager.

    The express representations and warranties made by Purchaser in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of the representations and warranties contained in Sections 7(a), 7(b), or 7(c) shall be commenced, if at all, on or before the date which is one (1) year after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect.

         8.     CONFIDENTIALITY.

         Purchaser shall keep confidential the information contained in the materials delivered or provided for inspection by Seller pursuant to Section 5 above and shall not disclose such information to any third parties, except that Purchaser may provide such information to its lenders, consultants, attorneys, direct and indirect partners, members or shareholders and prospective investors in connection with Purchaser's acquisition of the Property (provided that Purchaser shall instruct the aforesaid parties to maintain the confidentiality of such information). If the transaction contemplated by this Agreement is not consummated for any reason, Purchaser promptly shall return to Seller, and instruct its representatives, consultants, attorneys, and prospective investors to return to Seller, all copies and originals of information and materials previously provided for inspection by Seller to Purchaser. The provisions of this Section 8 shall survive any termination of this Agreement. This Section 8 shall cease to apply to Purchaser upon the Closing of the purchase and sale contemplated by this Agreement.

         9.     CONDITIONS PRECEDENT TO CLOSING.

         (a) The following shall be conditions precedent to Purchaser's obligation to consummate the purchase and sale transaction contemplated herein (the "Purchaser's Conditions Precedent"):

                (i) Purchaser shall not have terminated this Agreement in accordance with Section 4, Section 16(a) or Section 16(b) of this Agreement within the time periods described in said Sections.

                (ii) Title Company shall stand ready to issue, at the Closing, an ALTA Form B 1970 Owner's Policy of Title Insurance (the "Title Policy"), dated the date and time of Closing and with policy coverage in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee title to the Property, subject only to the Permitted Exceptions, and affirmatively insuring as a part of Schedule A to such title policy Purchaser's rights under the REAs or other appurtenant easements that benefit the Real Property and containing the following endorsements: an extended coverage endorsement over the general exceptions contained in the policy, an endorsement insuring against loss of title to the Property or the inability of the owner of the Property to maintain the improvements now located on the Property by reason of a violation of a covenant, condition or restriction of record affecting the Property, a location endorsement insuring the accuracy of the Survey, an endorsement insuring legal access to the Property from each of the streets bordering on the Property, and insuring that all such streets are dedicated public streets, a contiguity endorsement, a zoning 3.1 endorsement including coverage over parking, a tax parcel endorsement, a utility facility endorsement and such other endorsements reasonably requested by Purchaser.

                (iii) Purchaser shall have received and reasonably approved, within two (2) days after the delivery thereof, executed estoppel certificates substantially in the form of Exhibit D hereto from each of the Major Tenants and from Tenants occupying the leasable space in the Improvements which is leased as of the date of this Agreement; provided, however, that if the form of estoppel certificate attached hereto as Exhibit D requests information in addition to or different than that required to be given pursuant to a Tenant's Lease, this condition will be satisfied for such Tenant(s) if such Tenant(s) executes an estoppel certificate in the form required pursuant to its Lease. If Seller is unable to obtain an estoppel certificate from all Tenants (the Tenants from whom estoppel certificates have not been obtained, the "Missing Tenants"), but has obtained an estoppel certificate from all Major Tenants, then, in lieu thereof, Seller may satisfy this Condition Precedent by providing to Purchaser a certificate pertaining to each Missing Tenant (each a "Seller's Certificate"), covering the same matters that would have been set forth in the Missing Tenant's estoppel certificate (and if, after the Closing, Seller delivers to Purchaser or Manager obtains a tenant estoppel certificate from a Missing Tenant for whom Seller executed a Seller's Certificate at the Closing, then Seller thereafter shall be released from said Seller's Certificate). Subject to the preceding sentence, Seller's liability in connection with any Seller's Certificate shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of any Seller's Certificate shall be commenced, if at all, on or before the date which is one (1) year after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect. Prior to the Closing, Seller shall reasonably cooperate with Purchaser or Purchaser's lender in Purchaser's efforts to obtain subordination and non-disturbance agreements ("SNDAs") from Tenants; provided, however, that Purchaser's (or its lender's) receipt of such SNDAs shall not be a Condition Precedent to Closing.

                (iv) Purchaser shall have received and reasonably approved, within two (2) days after the delivery thereof, (i) executed estoppel certificates substantially in the form of Exhibit F hereto from all parties to the REAs (other than Seller or its predecessors or affiliates), provided, however, that if the form of estoppel certificate attached hereto as Exhibit F requests information in addition to or different than that required to be given pursuant to an REA, this condition will be satisfied if Purchaser receives an estoppel certificate in the form required pursuant to such REA, and (ii) a written assurance from Marshall Field & Company ("Field"), reasonably satisfactory to Purchaser, stating that Field's right of first refusal granted in that certain Supplement to Operating Agreement and Joint Improvement Agreement dated April 21, 1981, by and between Homart and Field shall not apply to the purchase and sale of the Property contemplated herein or to the acquisition of the Property by Purchaser's lender by foreclosure or deed in lieu of foreclosure.

                (v) There shall be no material breach of any of Seller's representations, warranties or covenants set forth in Section 6 and Section 10, as of the Closing, and Seller shall have complied, in all material respects, with the covenants and agreements to be complied with or performed by Seller on or before Closing.

                (vi) Seller shall have delivered to the Escrow Company the items described in Section 11.

                (vii) At Closing, there shall be no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental authority, nor any decree, order or injunction issued by any such court, arbitrator or governmental authority and remaining in effect, which does or seeks to prevent or hinder the timely consummation of the Closing or materially and adversely affects the Property (except for the Plitt Litigation and any decree, order or injunction entered in connection therewith).

                (viii) The Releases/Directions (as hereinafter defined) shall have been obtained.

                (ix) Purchaser, Seller and/or Escrow Company shall have received a fully executed and acknowledged Broker's Waiver of Lien and Broker's Affidavit in the form attached hereto as Exhibit H from the broker(s) identified in Section 18 below.

                (x) No event or condition shall have occurred and continue to exist on the Closing Date which would materially limit or impair the availability of utility services to the Property (and temporary interruptions of utility services for purposes of repairs or maintenance shall not be considered a material limitation or impairment).

                The conditions set forth in this Section 9(a) are solely for the benefit of Purchaser and may be waived only by Purchaser. Purchaser shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions.

         (b) The following shall be conditions precedent to Seller's obligation to consummate the purchase and sale transaction contemplated herein (the "Seller's Conditions Precedent"):

                (i) Purchaser shall not have terminated this Agreement in accordance with Section 4, Section 16(a) or Section 16(b) of this Agreement within the time periods described in said Sections.


                (ii) Purchaser shall have delivered to Escrow Company, prior to the Closing, for disbursement as directed hereunder, all cash or other immediately available funds due from Purchaser in accordance with this Agreement.

                (iii) There shall be no material breach of any of Purchaser's representations, warranties or covenants set forth in Section 7 as of the Closing.

                (iv) Purchaser shall have delivered to Escrow Company the items described in Section 12.

                (v) On or before five (5) business days after the execution of this Agreement, Seller shall have obtained final approval of the transaction contemplated by this Agreement from Seller's Investment Committee. If Seller notifies Purchaser in writing that it has not received said approval or if Seller fails to notify Purchaser of said approval, this Agreement shall terminate and any money or documents in escrow shall be returned to the party depositing the same, and neither party shall have any further rights or obligations under this Agreement, except for those obligations that are to survive the termination of this Agreement, as expressly set forth elsewhere in this Agreement.

                (vi) Seller shall have received a fully executed letter in the form attached hereto as Exhibit G from the broker(s) identified in
    Section 18 below, which letter Seller covenants to use reasonable efforts to obtain by not later than fifteen (15) days prior to the Closing.

                (vii) Purchaser, Seller and/or Escrow Company shall have received a fully executed and acknowledged Broker's Waiver of Lien and Broker's Affidavit in the form attached hereto as Exhibit H from the broker(s) identified in Section 18 below.

                (viii) Seller and/or Escrow Company shall have received a fully executed and acknowledged Property Manager's Waiver of Lien and Property Manager's Affidavit from Manager in the form attached hereto as
    Exhibit I.

                (ix) Purchaser shall have either approved or waived the Purchaser's Conditions Precedent set forth in Section 9(a)(iii) and Section 9(a)(iv) within the time periods specified therein.

                The conditions set forth in this Section 9(b) are solely for the benefit of Seller and may be waived only by Seller. Seller shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions.

         10.    COVENANTS OF SELLER.

         Seller covenants with Purchaser, as follows:

         (a) After the date hereof and prior to the Closing, no part of the Property, or any interest therein, will be sold, encumbered or otherwise transferred without Purchaser's consent, nor shall Seller engage in negotiations or discussions with, or otherwise solicit or assist, any third party relating to the acquisition by such third party of the Property or the equity interests in Seller.

         (b) After the date hereof and prior to the Closing, Seller shall not enter into any new Leases, or amend, modify or extend any existing Leases in any case without the prior written consent of Purchaser (which consent shall not be unreasonably withheld and shall be granted or denied within five (5) business days after Seller's request therefor, provided that Seller shall provide Purchaser with a copy of any such proposed document). Purchaser's failure to respond within such five (5) business day period shall be deemed Purchaser's approval of the new lease or amendment, modification or extension of the existing Lease, as applicable. If Purchaser consents to any such new Lease, or to the amendment, modification or extension of any existing Lease, then, if the transaction contemplated by this Agreement is consummated, Purchaser shall be solely responsible for the payment of all leasing commissions in connection therewith and any tenant improvement costs or allowance, move-in allowance and any other payment to the Tenant thereunder

    (whether coming due prior to the Closing, if the transaction contemplated by this Agreement closes, in which case any such amount shall be payable to Seller at Closing, or after the Closing). Nothing in this Section 10(b) shall affect Seller's right to terminate or permit the assignment of the Plitt Lease (as defined in Section 21 below) in accordance with such Section 21.

         (c) Until the Closing, Seller shall keep the Property insured against fire, vandalism and other loss, damage and destruction, provided, however, that Seller's insurance policies shall not be assigned to Purchaser at the Closing, and Purchaser shall be obligated to obtain its own insurance coverage from and after the Closing.

         (d) Until the Closing, Seller shall operate and maintain the Property in the manner being operated and maintained on the date of this Agreement.

         (e) From the date hereof until the Closing, Seller shall (i) pay its debts (or in good faith contest the same) and perform its obligations with respect to the Property as they become due; (ii) without the express written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), not (A) consent to any assignment of or sublease in respect of, or knowingly waive any material right under, any Lease, (B) cancel or terminate any Lease or take any action to enforce any Lease which would have the effect of cancelling or terminating the same, (C) enter into a new reciprocal easement or similar agreement or amend or modify, consent to the assignment of or knowingly waive any material right under the REAs, the Repurchase Right or the Development Agreement, (D) make any alterations to the Property (except pursuant to agreements in effect as of the date hereof) or enter into any new contracts or extend or renew or cancel any contract relating to capital expenditures, (E) enter into any other new contracts or extend, renew or cancel, consent to the assignment of or waive any material right under any other contract, except for contracts executed in the ordinary and usual course and business and in accordance with past practices and policies which can be terminated without penalty or payment upon not more than thirty (30) days prior notice, (F) consent to, authorize or approve any change in zoning or similar land use classification for the Land or any part thereof or any special assessments not heretofore confirmed with respect to the Land, and (G) otherwise take any action which would render inaccurate any of the representations or warranties made by Seller in this Agreement; (iii) promptly deliver to Purchaser copies of any notices received by Seller from any person, firm, corporation or governmental agency alleging any default on the part of Seller under any Lease, contract or agreement relating to the Property, or any part thereof, or any violation of any applicable law or ordinance; and (iv) promptly advise Purchaser in writing of any pending or threatened litigation, administrative proceeding or condemnation proceeding brought against Seller or the Property.

         (f) If, under applicable law, any notification may be required to be given to, or a clearance may be required to be obtained from, any state or local taxing authorities in order to permit the transfer of the Property as herein contemplated without a lien attaching to the assets transferred or liability being incurred by Purchaser for any state or local taxes required to be paid or collected by Seller relating to periods prior to the Closing Date, Seller shall obtain appropriate clearances or releases (and/or statements that no clearances or releases are required) from the applicable taxing authorities or, if not available, Seller shall deposit with Purchaser the amount as directed by the applicable taxing authorities (such clearances or releases or directions, the "RELEASES/DIRECTIONS"), and Purchaser shall hold such amount until it receives the release or clearance therefor, whereupon Purchaser shall pay to Seller such amount; provided, however, if the delivery of a clearance or release is subject to a demand for payment of all or a portion of the amount held to any taxing authority, Purchaser shall be authorized and directed to pay such sums in accordance with the demand and to pay the balance, if any, to Seller.

         (g) Provided that the transaction contemplated by this Agreement is consummated, Seller agrees that the partners comprising Seller shall collectively maintain a minimum net worth in the aggregate amount of at least Three Million Dollars ($3,000,000) until the later to occur of (i) thirteen (13) months from the date of the Closing, and (ii) the expiration or satisfaction (as applicable) of all of Seller's obligations under Section 21 below. This covenant shall survive the Closing.

         11.    SELLER'S CLOSING DELIVERIES.

         At least one (1) business day prior to the Closing, Seller shall deliver or cause to be delivered to the Chicago, Illinois office of the Escrow Company the following (collectively, the "SELLER CLOSING DOCUMENTS"):

         (a) A Special Warranty Deed executed by Seller, in the form of Exhibit J attached hereto, conveying the Real Property to Purchaser free and clear of all claims, liens and encumbrances except the Permitted Exceptions and matters arising by or through Purchaser (the "SPECIAL WARRANTY DEED").

         (b) A Bill of Sale executed by Seller, in the form of Exhibit K attached hereto, conveying to the Purchaser title to the Personal Property (the "BILL OF SALE").

         (c) An affidavit in the form of Exhibit L attached hereto, certifying that Seller is not a "foreign person" within the meaning of
    Section 1445(f)(3) of the Code (the "CERTIFICATE OF NON-FOREIGN STATUS").

         (d) An Assignment executed by Seller, in the form of Exhibit M attached hereto, assigning to Purchaser those Service Contracts which Purchaser has elected to take an assignment of and any warranties, guaranties and indemnities relating to the Property, to the extent that such items are assignable (the "ASSIGNMENT").

         (e) An Assignment or Assignments of Leases executed by Seller, in the form of Exhibit N attached hereto, assigning to Purchaser all of Seller's interest under the Leases and the security deposits thereunder (the "ASSIGNMENT OF LEASES"); provided, however, that to the extent Leases or memoranda thereof have been recorded in appropriate land records, such assignment shall be in form suitable for recording.

         (f) An Assignment of Reciprocal Easement Agreements executed by Seller, in the form of Exhibit O attached hereto, assigning to Purchaser all of Seller's interest under the REAs (the "ASSIGNMENT OF REAS").

         (g) An Assignment of Repurchase Right executed by Seller in the form of Exhibit P attached hereto, assigning to Purchaser all of Seller's interest in the Repurchase Right (the "ASSIGNMENT OF REPURCHASE RIGHT").

         (h) An Assignment of Development Agreement executed by Seller in the form of Exhibit Q attached hereto, assigning to Purchaser all of Seller's interest in the Development Agreement (the "ASSIGNMENT OF DEVELOPMENT AGREEMENT").

         (i) A release of the Tenancy in Common Agreement in the form of Exhibit R.

         (j)    The Releases/Directions.

         (k) Such certificates as Purchaser may reasonably request as to the authorization on the part of Seller of the execution, delivery and performance of this Agreement and the authority of the persons executing and delivering this Agreement and the Seller Closing Documents on behalf of Seller.

         (l) A written certificate executed on behalf of Seller and addressed to Purchaser to the effect that all of the representations and warranties of Seller herein contained are true and correct in all material respects as of the Closing Date with the same force and effect as though remade and repeated in full on and as of the Closing Date, or stating the specific respects, if any, in which any of the representations and warranties are untrue or incorrect.

         (m) Written notices (i) to the other parties to the REAs advising them of the change of ownership and directing them to pay any charges under the REAs from and after the Closing as directed by Purchaser; (ii) to the Tenants advising them of the change of ownership and directing them to pay rent and other charges under their respective Leases from and after the Closing as directed by Purchaser; (iii) to the other party under each of the Service Contracts advising of the transfer and assignment of Seller's interest in the Service Contracts to Purchaser and directing that future inquiries be made directly to Purchaser; (iv) to the other party to the documents creating the Repurchase Right advising it of the change of ownership; and

    (v) to the other party to the Development Agreement advising it of the change of ownership.

         (n) To the extent in Seller's possession, original Leases and the REAs, together with all records, books of account and papers in Seller's possession relating to the construction, ownership and operations of the Property, including without limitation, architect's drawings, blue prints and as-built plans, maintenance logs, copies of warranties and guaranties, licenses and permits, instruction books, records and correspondence relating to insurance claims, financial statements, operating budgets, paper and electronic media copies of data and other information relating to the Property available from personal computers, structural, mechanical, geotechnical or other engineering studies, soil test reports, environmental reports, underground storage tank reports, feasibility studies, ADA surveys or reports, asbestos surveys, marketing studies, mall documents and compilations, lease summaries and originals and/or copies of the Development Agreement, documents relative to the Repurchase Right and the Service Contracts and correspondence related thereto (collectively, the "BOOKS AND RECORDS").

          (o) Keys and combinations to locked compartments within the Property.

          (p) The instruments, documents or certificates as are customarily required by the Title Company to be executed or provided by Seller as a condition to the issuance of the Title Policy at the Closing pursuant to the Title Commitment, including, without limitation, owner's affidavits, mechanics' lien affidavits, personal undertakings and ALTA Statements.

          (q) Any instruments, documents or certificates required to be executed by Seller with respect to any state, county or local transfer taxes applicable to the conveyance of the Property pursuant to this Agreement.

          (r) An Environmental Disclosure Document For Transfer of Real Property, executed by Seller, in the form provided by the Title Company for compliance with the Illinois Responsible Property Transfer Act of 1988, 756 ILCS 90/1 et seq. Purchaser acknowledges that it is aware of the purpose and intent of such document and, pursuant to 756 ILCS 90/4(b), waives its right to receive such document not less than thirty (30) days prior to the Closing.

         (s) Such other documents, instruments or agreements which Seller is required to deliver to Purchaser pursuant to the other provisions of this Agreement or which are reasonably necessary in order to consummate the transactions set forth herein.

         12.    PURCHASER'S CLOSING DELIVERIES.

         At least one (1) business day prior to the Closing, Purchaser shall deliver to the Chicago, Illinois office of the Escrow Company (collectively, the "PURCHASER CLOSING DOCUMENTS"):

         (a) The balance of the Purchase Price, together with such other sums as Escrow Company shall require to pay Purchaser's share of the Closing costs, prorations, reimbursements and adjustments as set forth in Sections 13 and 15 herein, in immediately available funds.

         (b) Executed counterparts of the Assignment, the Assignment of Leases, the Assignment of REAs, the Assignment of Repurchase Right and the Assignment of Development Agreement, whereby Purchaser shall assume the obligations relating to the matters set forth in such documents.

         (c) A certificate stating that, as of the Closing, Purchaser had the opportunity to investigate all physical and economic aspects of the Property and to make all inspections and investigations of the Property which Purchaser deemed necessary or desirable to protect its interests in acquiring the Property, including, without limitation, review of the Leases (and the rights of the Tenants thereunder), building permits, certificates of occupancy, environmental audits and assessments, toxic reports, surveys, investigation of land use and development rights, development restrictions and conditions that are or may be imposed by governmental agencies, agreements with associations affecting or concerning the Property, the condition of title, soils and geological reports, engineering and structural tests, insurance contracts, contracts for work in progress, marketing studies, cost-to-complete studies, governmental agreements and approvals, architectural plans and site plans; provided that such certification shall not be deemed to limit any of Seller's express representations and warranties herein.

         (d) Such other documents, instruments or agreements which Purchaser may be required to deliver to Seller pursuant to the other provisions of this Agreement or which are reasonably necessary to consummate the transactions set forth herein.

         13.    PRORATIONS AND ADJUSTMENTS.

         (a) Except as set forth in this Section 13, all items of income and expense which accrue for the period prior to the Closing Date will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing Date will be for the account of Purchaser.

         (b) For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and, therefore, entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made (i) on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty-five (365) day year, and (ii) using the accrual basis of accounting in accordance with generally accepted accounting principles. The amount of such prorations shall be initially performed by Seller and Purchaser at Closing but, except as set forth below, shall be subject to adjustment in cash after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Purchaser shall cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing (except with respect to real estate taxes prorated pursuant to subsection (i), below, which shall be adjusted within sixty (60) days after the tax bills for the applicable period are received). The following shall be prorated and adjusted between Seller and Purchaser as of the day of the Closing, except as otherwise specified:

                (i) TAXES. General real estate, personal property and ad valorem taxes and assessments, and any improvement or other bonds encumbering the Property, accrued but not yet due and payable as of the Closing. In the event that the actual amount of such taxes is not known at the Closing, such proration shall initially be based on the most recently ascertainable taxes and shall be adjusted within sixty (60) days after the tax bills for the applicable period are received.

                (ii)     OPERATING EXPENSES.

                         (A) All utility expenses for gas, water, electricity,
                heat, fuel, sewer and other utilities relating to the Property which accrue through the day before the Closing shall be the responsibility of Seller, and shall be prorated based on final readings done as of the day before the Closing. Purchaser shall be responsible for all such utility expenses accruing on and after the Closing, and there shall be no other proration of such utility expenses.

                         (B) All insurance premiums under Seller's existing
                policies relating to the Property shall be Seller's responsibility through the day before the Closing, and there shall be no proration of such insurance premiums; none of Seller's insurance policies (or any proceeds payable thereunder, except as expressly provided for in Section 16 below) will be assigned to Purchaser at the Closing, and Purchaser shall be solely obligated to obtain any and all insurance that it deems necessary or desirable.

                         (C) All payments accruing under the Service Contracts
                shall be the responsibility of Seller through the last day of the calendar month in which the Closing occurs, with Purchaser responsible for all amounts thereafter accruing under the Service Contracts, and there shall be no other proration of amounts payable under the Service Contracts.

                         (D) Any other expenses associated with operating the
                Property shall be prorated as of the Closing based on bills available as of the Closing, with Seller responsible for those expenses which accrue for the period prior to the Closing Date, and Purchaser responsible for those expenses which accrue for the period on and after the Closing Date, and there shall be no other proration of such other expenses associated with operating the Property.

                (iii) OPERATING REVENUES. Seller shall receive a credit at the Closing in an amount equal to the "Pre-Closing Allocable Share" (as defined below) of:

                (A) amounts accruing and payable under the Leases and REAs with respect to calendar year 1997 as "pass-throughs" or reimbursements for common area maintenance costs and other operating expenses relating to the Property (other than taxes and assessments and insurance premiums), increased by 3%, plus

                (B) amounts accruing and payable under the Leases and REAs with respect to calendar year 1997 as "pass-throughs" or reimbursements for insurance premiums,

         less (in each case) amounts accruing with respect to calendar year 1998 for such matters actually received by Seller as of the Closing. Thereafter, all amounts received by Purchaser with respect to such items accruing with respect to calendar year 1998 shall belong to Purchaser. As used in this Section 13, the "PRE-CLOSING ALLOCABLE SHARE" will be a fraction, the numerator of which is the number of days in calendar year 1998 occurring up to but not including the Closing and the denominator of which is 365. There will be no reconciliation or adjustment after the Closing for the foregoing matters, other than to correct any manifest error in the calculation of prorations that is discovered after the Closing.

                (iv)     MINIMUM RENT. Fixed minimum rent or payments
         ("Minimum Rent") under the Leases or REAs (to the extent such monies have actually been collected by Seller). Minimum Rents which are delinquent as of the Closing shall not be prorated, and Minimum Rents received during the "Post Closing Rent Adjustment Period" (as hereinafter defined) by Purchaser from a Tenant owing such delinquent Minimum Rent shall be applied (A) first, to Purchaser's actual out-of-pocket costs of collection incurred with respect to such Tenant;
         (B) second, to Minimum Rents due from such Tenant for the month in which such payment is received by Purchaser; (C) third, to Minimum Rents attributable to any period after the Closing which are past due on the date of receipt; and (D) finally, to Minimum Rents delinquent as of the Closing (and Purchaser promptly shall remit such amounts to Seller).

         Purchaser agrees that during the Post Closing Rent Adjustment Period, it shall use commercially reasonable efforts to collect any such delinquent Minimum Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Minimum Rents). Following the expiration of the Post Closing Rent Adjustment Period, if any Tenant which is no longer in occupancy of its premises at the Property still owes Minimum Rents relating to the period prior to Closing, Purchaser shall reassign to Seller the right to collect such Minimum Rents. As used herein, the term "Post Closing Rent Adjustment Period" shall mean the period of time commencing on the Closing Date and expiring on the date on which real estate taxes are reprorated pursuant to Section 13(b)(i) above.

                (v) TAX RECOVERIES. Charges under the Leases or REAs with respect to the payment of real estate taxes ("Tax Recoveries") accruing prior to Closing shall be credited to Seller (to the extent such monies have actually been collected by Seller). Tax Recoveries which are delinquent as of the Closing shall not be prorated, and Tax Recoveries received by Purchaser prior to the time real estate taxes are reprorated between Seller and Purchaser from a Tenant owing such delinquent Tax Payment shall be applied (A) first, to Purchaser's actual out-of-pocket costs of collection incurred with respect to such Tenant; (B) second, to Tax Recoveries due from such Tenant for the month in which such payment is received by Purchaser; (C) third, to Tax Recoveries attributable to any period after the Closing which are past due on the date of receipt; and (D) finally, to Tax Recoveries delinquent as of the Closing (and Purchaser promptly shall remit such amounts to Seller). Notwithstanding the foregoing, Seller and Purchaser acknowledge that invoices with respect to Tax Recoveries for calendar year 1997 were recently delivered to the Tenants and, therefore, any amounts paid to Purchaser by any Tenants after the Closing that are identified as payment of the 1997 Tax Recoveries shall be promptly remitted by Purchaser to Seller without any deduction or offset. Purchaser agrees that, prior to the time real estate taxes are reprorated between Seller and Purchaser, it shall use commercially reasonable efforts to collect any such delinquent Tax Recoveries (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Tax Recoveries). All amounts prorated under this Section 13(b)(v) shall be reprorated at such time as real estate taxes are reprorated pursuant to Section 13(b)(i) hereof.

                (vi) PERCENTAGE RENTALS. All percentage and overage rentals under the Leases ("PERCENTAGE RENTALS") accruing for any lease year ending before the Closing shall be allocated entirely to Seller. With respect to Percentage Rentals accruing under the Leases for calendar year 1998, the total amount of Percentage Rentals which accrued for calendar year 1997 shall be the basis for prorations at the Closing, with Seller to receive a credit for an amount equal to the Pre-Closing Allocable Share of such Percentage Rentals, less the amount of any estimated or other payments of Percentage Rentals accruing for calendar year 1998 actually received by Seller as of the Closing. Purchaser shall be entitled to the balance of Percentage Rentals accruing for calendar year 1998 not credited to Seller pursuant to this section. There will be no reconciliation or adjustment after the Closing for the proration of Percentage Rentals, other than to correct any manifest error in the calculation of such proration that is discovered after the Closing.

                (vii) SECURITY DEPOSITS. The amount of all unapplied security deposits under the Leases (together with any interest to be paid thereon) shall be credited to Purchaser; provided, however, that if any tenant security deposit is in the form of a letter of credit, promissory note or similar instrument, Seller shall use its best efforts to cause such letter of credit, promissory note or other instrument to be assigned and transferred to Purchaser no later than sixty (60) days after the Closing, and there shall be no credit against the Purchase Price at the Closing with respect to any such tenant security deposit.

         (c) Without limiting the generality of the foregoing, Seller and Purchaser agree that, with respect to any property tax appeals or reassessments filed by Seller for tax years accruing prior to the year in which the Closing occurs, Seller shall be entitled to the full amount of any refund or rebate resulting therefrom (subject to any requirement under the Leases to pay to the Tenants a share of any such refund or rebate, which shall be Seller's sole obligation), and with respect to any property tax appeals or reassessments filed by Seller for the tax year in which the Closing occurs (which taxes are payable in the year following the year in which the Closing occurs), Seller and Purchaser shall share the amount of any rebate or refund resulting therefrom (after first paying to Seller all costs and expenses incurred by Seller in pursuing such appeal or reassessment) in proportion to their respective periods of ownership of the Property for such tax year (with Seller and Purchaser each obligated for any amount of such refund or rebate required to be paid to the Tenants for its respective period of ownership of the Property for such tax year).

         (d)    The provisions of this Section 13 shall survive the Closing.

         14.    CLOSING.

         The purchase and sale contemplated herein shall close (the "CLOSING") on August 31, 1998 or on such other date mutually agreed to by the parties (the "CLOSING DATE"). Notwithstanding the foregoing, Purchaser may elect to extend the Closing Date until September 15, 1998, provided, Purchaser (i) provides Seller written notice of such election no later than 5:00 p.m. eastern standard time, August 25, 1998 and (ii) deposits the Additional Deposit in escrow with the Escrow Company if and when required pursuant to
    Section 3(b) above. As used herein, the term "Closing" means the date and time that Seller's Special Warranty Deed is recorded in the Official Records.

         15.    CLOSING COSTS.

         Seller shall pay any documentary transfer tax due in connection with the consummation of the transaction contemplated herein, the premium for the Title Policy (including the cost of title curative endorsements which Seller elects to obtain pursuant to Section 4 above) equal to the amount of a standard coverage owner's policy, costs of the Survey other than those costs to be paid by Purchaser pursuant to the immediately following sentence, all costs of recording any releases and fifty percent (50%) of all other escrow and closing costs. Purchaser shall pay all costs and expenses incurred in connection with obtaining any financing for the purchase of the Property, including title, escrow, documentation and appraisal costs relating thereto, any additional title insurance premium payable in connection with Purchaser obtaining an extended coverage owner's policy and any lender's policy of title insurance, the cost of any title endorsements which are not title curative endorsements pursuant to
Section 4 above (including, without limitation, the endorsements described in Section 9(a)(ii) above), any reinsurance of the risk covered by the Title Policy, all costs of the Survey up to $17,100 plus any costs of altering or updating the Survey to satisfy requirements of Purchaser's lender, the fee for recording the Special Warranty Deed and any other documents Purchaser elects to record in the Official Records, and fifty percent (50%) of all other escrow and closing costs. Each party shall bear the expense of its own counsel. If the sale of the Property contemplated hereunder does not occur because of a default by Purchaser, all escrow cancellation and title fees shall be paid by Purchaser; if the sale of the Property does not occur because of a default by Seller, all escrow cancellation and title fees shall be paid by Seller; if the sale of the Property contemplated hereunder does not occur because of the failure of a Seller's Condition Precedent or a Purchaser's Condition Precedent, in each case other than due to default, Seller and Purchaser shall each pay one-half of the escrow cancellation and title fees.

         16.    RISK OF LOSS.

         (a) If prior to the Closing, the Improvements, or any part thereof, are materially damaged (as set forth in Section 16(d)), Purchaser shall have the right, exercisable by giving written notice to Seller within twenty (20) days after receiving written notice of such damage or destruction (but in any event prior to the Closing), either (i) to terminate this Agreement, in which case any money (including, without limitation, the Deposit and all interest accrued thereon) or documents in escrow shall be returned to the party depositing the same, and neither party shall have any further rights or obligations under this Agreement, except for those obligations that are to survive the termination of this Agreement, as expressly set forth elsewhere in this Agreement, or (ii) to accept the Property in its then condition and to proceed with the Closing without any abatement or reduction in the Purchase Price (other than a credit for any deductible or any insurance proceeds received by Seller prior to Closing, less Seller's actual out-of-pocket expenses incurred to obtain such insurance proceeds) and receive an assignment of all of Seller's right to any insurance proceeds payable by reason of such damage or destruction. A failure by Purchaser to notify Seller in writing within such twenty (20) day period shall be deemed an election to proceed under clause (ii) above. If Purchaser elects (or is deemed to elect) to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser's prior written consent.

         (b) If prior to the Closing, all or any material portion (as set forth in Section 16(d)) of the Property is subject to a taking by public authority, Purchaser shall have the right, exercisable by giving written notice to Seller within twenty (20) days after receiving written notice of such taking (but in any event prior to the Closing), either (i) to terminate this Agreement, in which case any money (including, without limitation, the Deposit and all interest accrued thereon) or documents in escrow shall be returned to the party depositing the same, and neither party shall have any further rights or obligations under this Agreement, except for those obligations that are to survive the termination of this Agreement, as expressly set forth elsewhere in this Agreement, or (ii) to accept the Property in its then condition, without any abatement or reduction in the Purchase Price (other than a credit for any award received by Seller prior to Closing, less Seller's actual out-of-pocket expenses incurred to obtain such award), and receive an assignment of all of Seller's rights to any condemnation award payable by reason of such taking. A failure by Purchaser to notify Seller in writing within such twenty (20) day period shall be deemed an election to proceed under clause (ii) above. If Purchaser elects (or is deemed to elect) to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Purchaser's prior written consent. As used in this Section 16, "TAKING" shall mean any transfer of the Property or any portion thereof to a governmental entity or other party with appropriate authority, by exercise of the power of eminent domain.

         (c) If prior to the Closing, any non-material portion of the Property is damaged or subject to a taking, Purchaser shall accept the Property in its then condition (without any abatement or reduction in the Purchase Price other than a credit for any deductible or any insurance proceeds received by Seller prior to Closing, less Seller's actual out-of-pocket expenses incurred to obtain such insurance proceeds) and proceed with the Closing, in which case Purchaser shall be entitled to an assignment of all of Seller's rights to any insurance proceeds or any award in connection with such taking, as the case may be. If any such non-material damage or taking occurs, Seller shall not compromise, settle or adjust any claims to such insurance proceeds or such award, as the case may be, without Purchaser's prior written consent.

         (d) For the purpose of this Section 16, damage to the Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if:

                (i) the condemnation award, or the proceeds payable under the applicable policy or policies of casualty insurance maintained by Seller, are insufficient by more than $100,000 to fully repair the damage caused by such casualty or taking, unless Seller shall (at its sole option and without any obligation to do so) grant to Purchaser a credit equal to such deficiency; or

                (ii) a Major Tenant shall, by reason of such casualty or taking, either terminate its Lease or its obligations under any REA, or cease operating at the Property (other than temporarily due to such damage and destruction, remodeling, renovation or any similar cause), or have the right to do any of the foregoing (unless such right shall have expired or been waived); or

                (iii) the estimated time for repair or restoration shall exceed three (3) months; or

                (iv) in the case of a taking, such taking would, in the reasonable opinion of Purchaser, leave remaining a balance of the Real Property, which, due either to the area taken or the location of the part taken would not, under applicable zoning laws or building regulations then prevailing, readily accommodate a new or restructured building or buildings of a type and size generally similar to the building or buildings existing on the date hereof, or would result in inadequate parking or lack of reasonable access to public roads.

         (e) Seller agrees to give Purchaser notice of any taking, damage or destruction of the Property promptly after Seller obtains knowledge thereof. If a taking or casualty as set forth in this Section 16 shall occur, Seller shall initiate all actions required to adjust, compromise and collect the awards payable by the condemning authority or the proceeds payable under the applicable policy or policies of casualty insurance. From and after the date hereof (if Purchaser has not elected to terminate this Agreement as provided herein), Purchaser shall have the right (but not the obligation) to participate with Seller in the initiation of all such actions and, in any event, Seller shall consult with, and keep Purchaser advised of, Seller's progress in connection therewith.

         17.    DEFAULT.

         (a) If Seller defaults in its obligations under this Agreement, Purchaser shall be entitled to a return of the Deposit and have all remedies at law and in equity; provided, however, that in an action for damages, Purchaser shall be limited to recovering its actual costs and damages but not any consequential damages.

         (b) IF PURCHASER DEFAULTS IN ITS OBLIGATION TO CLOSE THE PURCHASE OF THE PROPERTY, THE DEPOSIT, PLUS ANY INTEREST ACCRUED THEREON, SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE AMOUNT PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES SHALL BE SELLER'S SOLE REMEDY IF PURCHASER FAILS TO CLOSE THE PURCHASE OF THE PROPERTY. THE PARTIES HERETO EXPRESSLY AGREE AND

    ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT PLUS ANY INTEREST ACCRUED THEREON REPRESENTS THE PARTIES' REASONABLE ESTIMATE OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 17(b), THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHALL NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY PURCHASER'S INDEMNITY OBLIGATIONS UNDER SECTION 5.

    SELLER'S INITIALS:  -----    PURCHASER'S INITIALS:  -----


         18.    BROKER'S COMMISSION.

         Purchaser and Seller each represent and warrant to the other that no brokerage commission, finder's fee or other compensation is due or payable with respect to the transaction contemplated hereby other than a commission to be paid to Cushman & Wakefield of Illinois, Inc. pursuant to a separate agreement, which shall be paid by Seller only upon the Closing of the purchase and sale contemplated hereby. Purchaser shall indemnify, defend, and hold the Seller Parties harmless from and against any losses, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and costs) incurred by the Seller Parties, or each of them, by reason of any breach or inaccuracy of the Purchaser's representations and warranties contained in this Section 18. Seller shall indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller's representations and warranties contained in this Section
18. The provisions of this Section 18 shall survive the Closing.

         19.    ESCROW.

         (a) INSTRUCTIONS. Within two (2) days after execution of this Agreement, Purchaser and Seller each shall deposit a copy of this Agreement executed by such party (or either of them shall deposit a copy executed by both Purchaser and Seller) with Escrow Company. This Agreement, together with such further instructions, if any, as the parties shall jointly provide to Escrow Company by written agreement, shall constitute the escrow instructions. If any requirements relating to the duties or obligations of Escrow Company hereunder are not acceptable to Escrow Company, or if Escrow Company requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Seller and Purchaser.

         (b) DEPOSITS INTO ESCROW. Seller shall make its deposits into escrow in accordance with Section 11. Purchaser shall make its deposits into escrow in accordance with Section 12. Escrow Company is authorized to close the escrow only if and when: (i) Escrow Company has received all items to be delivered by Seller and Purchaser pursuant to Sections 11 and 12; and (ii) Title Company can and will issue the Title Policy concurrently with the Closing.

         (c) CLOSE OF ESCROW. Provided that Escrow Company shall not have received written notice in a timely manner from Purchaser or Seller of the failure of any condition to the Closing or of the termination of the escrow, and if and when Purchaser and Seller have deposited into escrow the matters required by this Agreement and Title Company can and will issue the Title Policy concurrently with the Closing, Escrow Company shall:

                (i) Deliver to Purchaser: (1) the Special Warranty Deed by causing it to be recorded in the Official Records and immediately upon recording delivering to Purchaser a conformed copy of the Special Warranty Deed; (2) the Bill of Sale; (3) the Certificate of Non-Foreign Status; (4) the Assignment; (5) the Assignment or Assignments of Leases (and Purchaser may direct Escrow Company to record certain of the Assignments in the Official Records); (6) the Assignment of REAs by causing it to be recorded in the Official Records and immediately upon recording delivering to Purchaser a conformed copy of the Assignment of REAs; (7) the Assignment of Repurchase Right by causing it to be recorded in the Official Records and immediately upon recording delivering to Purchaser a conformed copy of the Assignment of Repurchase Right; (8) the Assignment of Development Agreement by causing it to be recorded in the Official Records and immediately upon recording delivering to Purchaser a conformed copy of the Assignment of Development Agreement; (9) the Release Agreement by causing it to be recorded in the Official Records and immediately upon recording delivering to Purchaser a conformed copy of the Release Agreement; and (10) all other Seller Closing Documents;

                (ii) Deliver to Seller: the Purchase Price, after satisfying the Closing costs, prorations and adjustments and the broker commission to be paid by Seller pursuant to Sections 13, 15 and 18, respectively, and the Purchaser Closing Documents;

                (iii) Deliver to Purchaser: any funds deposited by Purchaser, and any interest earned thereon, in excess of the amount required to be paid by Purchaser hereunder; and

                (iv) Deliver the Title Policy issued by Title Company to Purchaser.

         (d) REAL ESTATE REPORTING PERSON. Escrow Company is designated the "real estate reporting person" for purposes of section 6045 of title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Company shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Company shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

         20.    MISCELLANEOUS.

         (a) Each individual and entity executing this Agreement represents and warrants that he, she or it has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf he, she or it is executing this Agreement to the terms hereof.

         (b) This Agreement is the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the parties with respect to the matters contained in this Agreement. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be set forth in writing and duly executed by or in behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

         (c) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

         (d) Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

         (e) Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service), by electronic communication, whether by telex, telegram or telecopy (if confirmed in writing sent by registered or certified mail, postage prepaid, return receipt requested), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


    Purchaser:                      Spring Hill Mall L.L.C.
                                    c/o General Growth Properties
                                    110 North Wacker Drive
                                    Chicago, Illinois  60606
                                    Attention:  Mr. Joel Bayer
                                    Telephone: (312)960-5000
                                    Telecopy:  (312) 960-5475

    With a copy to:                 Neal, Gerber & Eisenberg
                                    Two North LaSalle Street
                                    Suite 2100
                                    Chicago, Illinois  60602
                                    Attention:  Marshall E. Eisenberg, Esq.
                                    Telephone: (312) 269-8020
                                    Telecopy:  (312) 269-1747

    Seller:                         Spring Hill Mall Partnership
                                    c/o CB Richard Ellis Investors, L.L.C.
                                    865 South Figueroa Street
                                    Suite 3500
                                    Los Angeles, California 90017-2543
                                    Attention: Mr. Michael Gray
                                               Mr. Christopher Roscoe
                                    Telephone: (213) 683-4200
                                    Telecopy:  (213) 683-4201

    With a copy to:                 O'Melveny & Myers LLP
                                    400 South Hope Street
                                    Los Angeles, California 90071-2899
                                    Attention: Jack B. Hicks III, Esq.
                                    Telephone: (213) 430-6000
                                    Telecopy:  (213) 430-6407

    Escrow Company:                 Commonwealth Land Title Insurance Company
                                    888 W. Sixth Street
                                    Los Angeles, California 90017
                                    Attention:  Mr. Donald Hallman
                                    Telephone: (213) 627-7070, ext. 106
                                    Telecopy:  (213) 627-8722

    Title Company:                  Commonwealth Land Title Insurance Company
                                    888 W. Sixth Street
                                    Los Angeles, California 90017
                                    Attention:  Mr. Donald Hallman
                                    Telephone:  (213) 627-7070, ext. 106
                                    Telecopy:   (213) 627-8722

    Any party may change its address for notice by written notice given to the other in the manner provided in this Section. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, on the date of confirmed dispatch, if by electronic communication, or three (3) days after being placed in the U.S. Mail, if mailed.

         (f) The parties agree to execute such instructions to Escrow Company and Title Company as may be reasonably necessary to carry out the provisions of this Agreement, and, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and other documents (and to bear its own costs and expenses incidental thereto) and to take such other actions as the other of them may reasonably request in order to carry out the intent and purpose of this Agreement; provided, however, that neither Seller nor Purchaser shall be obligated, pursuant to this Section 20(f), to incur any expense of a material nature and/or to incur any material obligations in addition to those set forth in this Agreement and/or its respective closing documents.

         (g) The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

         (h) Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

         (i) The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement. References to "Sections" are to Sections of this Agreement, unless otherwise specifically provided.

         (j) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

         (k) If any action is brought by either party against the other party, relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of this Agreement, the term "attorneys' fees" or "attorneys' fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the appeal, enforcement or collection of any judgment. The provisions of this Section 20(k) shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

         (l) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns. Neither this Agreement nor any of the rights or obligations of Seller or Purchaser hereunder shall be transferred or assigned by Seller or Purchaser without the prior written consent of the non-assigning party, except that Purchaser may assign this Agreement to an affiliate of Purchaser, provided that no such assignment shall relieve Purchaser of its obligations under this Agreement, and provided further that the assignee shall assume for Seller's benefit the obligations of Purchaser under this Agreement.

         (m) Exhibits A through R, inclusive, and Annex I attached hereto are incorporated herein by reference.

         (n) Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

         (o) This Agreement shall not be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

         (p) Each party agrees that, except as otherwise set forth in this Agreement or provided by law or unless compelled by an order of a court, it shall keep the contents of this Agreement and any information related to the transaction contemplated hereby confidential (except that Purchaser may disclose such matters in accordance with the provisions of Section 8 above) and further agrees to refrain from generating or participating in any publicity statement, press release, or other public notice regarding this transaction without the prior written consent of the other party unless required under applicable law or by a court order. The provisions of this
    Section 20(p) shall survive the Closing or any termination of this Agreement and shall not be merged into any instrument or conveyance delivered at the Closing.

         (q) Seller and Purchaser agree that it is their specific intent that no broker shall be a party to or a third party beneficiary of this Agreement or the escrow; and further that the consent of a broker shall not be necessary to any agreement, amendment, or document with respect to the transaction contemplated by this Agreement.

         (r) If any of the dates specified in this Agreement shall fall on a Saturday, a Sunday, or a holiday, then the date of such action shall be deemed to be extended to the next business day.

         (s) From and after the Closing, for a period of one (1) year, Seller shall provide reasonable assistance to Purchaser in connection with Purchaser's preparation of financial statements and bills and the adjustment of losses and claims and the enforcement or settlement of any such claims relating to the Property, provided that Seller shall not be required to incur any out-of-pocket expenses in connection with such assistance. Without limiting the foregoing, for a period of one (1) year after the Closing, Seller shall, upon the request of Purchaser from time to time, provide signed representation letters with respect to revenues and expenses of Seller for calendar year 1998 if required under Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants from time to time to enable Purchaser's accountants to render an opinion on Purchaser's financial statements.

         (t) Subject to any limitation of Seller's liability for breach of representations or warranties set forth in Section 6 (including, without limitation, the requirement that any claim be brought within one (1) year after Closing) or Section 7(g), or any limitation of Seller's liability for any inaccuracy in any Seller's Certificate set forth in Section 9(a)(iii) (including, without limitation, the requirement that any claim be brought within one (1) year after Closing), Seller shall indemnify, defend and hold harmless the Purchaser and Purchaser's members, and each of their respective officers, directors, shareholders, beneficiaries, members, partners, agents, employees and attorneys (collectively, the "Purchaser Parties"), from any losses, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and costs) incurred by the Purchaser Parties, or any of them, by reason of any breach or inaccuracy of any of Seller's representations and warranties set forth in Section 6 or any breach of Seller's covenants set forth in Section 10 occurring prior to the Closing, but discovered by Purchaser after the Closing, or any inaccuracy in any Seller's Certificate. Purchaser shall indemnify, defend and hold the Seller Parties harmless from and against any losses, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and costs) incurred by the Seller Parties, or any of them, by reason of any breach or inaccuracy of Purchaser's representations and warranties under Section 7.

         21. MATTERS RELATING TO PLITT THEATRES. Reference is made to that certain lease by and between Homart and Plitt Theatres, Inc., a Delaware corporation ("Plitt"), dated as of January 30, 1980 (the "Plitt Lease"). The parties acknowledge that (i) Plitt vacated the premises leased by Plitt (the "Plitt Premises") and ceased paying rent and other charges under the Plitt Lease as of May 1, 1998 (and also has not paid the 1997 tax reconciliation), and (ii) Plitt attempted to assign the Plitt Lease to Tivoli Enterprises, Inc., without first obtaining Seller's consent thereto as required by the Plitt Lease, and, upon requesting Seller's consent to such assignment, Seller did not consent to the assignment. At the Closing, Seller shall assign the Plitt Lease to Purchaser, and Purchaser shall assume the Plitt Lease as one of the Assumed Obligations pursuant to Section 3(e) above; provided, however, the following provisions shall apply:

         (a) If it has not done so prior to the Closing, Seller shall institute unlawful detainer proceedings against Plitt (seeking to terminate the Plitt Lease and regain possession of the Plitt Premises) for Plitt's failure to perform various of its obligations under the Plitt Lease, including, without limitation, the obligation to pay rent and other charges under the Plitt Lease and an action against Plitt for lost rent and other damages resulting from Plitt's vacation of the Plitt Premises. Such unlawful detainer action, together with any other claims by Seller or Plitt (including a claim by Plitt that Seller wrongfully withheld consent to assignment of the Plitt Lease (hereinafter referred to as the "Plitt Claim")) which share a common nucleus of operative fact with or are otherwise connected or related to the unlawful detainer action, are hereinafter referred to as the "Plitt Litigation". Seller shall be solely responsible for pursuing and/or defending the Plitt Litigation after the Closing in accordance with this Section 21.

         (b) Seller shall engage counsel for and otherwise control the strategy and all other aspects of the Plitt Litigation, including whether to pursue an appeal of any judgment, whether to settle all or any portion of the Plitt Litigation, and the terms and conditions of such a settlement (subject to the provisions of Section 21(e)(iii)), all in Seller's sole discretion. Seller has not made, and is not making, any representation or warranty regarding the time necessary to pursue the Plitt Litigation to conclusion or settlement, the merits of the respective claims of Seller and Plitt with respect to the subject matter of the Plitt Litigation and, except as expressly set forth in this
Section 21, Seller shall have no liability to Purchaser for any of the foregoing. Seller shall pursue the Plitt Litigation diligently and in good faith, and shall keep Purchaser promptly apprised of developments in the Plitt Litigation. Except as expressly set forth in this Section 21(b), Purchaser shall have no right to be involved in or informed of litigation strategy, tactics or decision making (including, without limitation, settlement decisions), nor shall Purchaser have any right of approval or consent with regard such strategy, tactics or decision making. Purchaser shall not intervene in the Plitt Litigation, nor shall it consent to joinder therein, except that, if Seller's counsel believes that such intervention or joinder is necessary, then Purchaser shall do so at Seller's request and expense, and Purchaser shall otherwise reasonably cooperate with Seller's efforts to litigate to conclusion or settle the Plitt Litigation, all at Seller's expense.

         (c) Seller shall indemnify, defend and hold harmless the Purchaser Parties from and against all claims, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred, suffered by or claimed against the Purchaser Parties, or any of them, in connection with the Plitt Litigation, including, without limitation, the Plitt Claim (either as counterclaims or in a separate action); provided, however, Seller shall have no liability to Purchaser for: (i) any lost rentals or other amounts payable under the Plitt Lease, except as expressly set forth in
Section 21(f) below; (ii) any other economic losses or damages that may be incurred or suffered by Purchaser as a result of the Plitt Premises being vacant or Purchaser's inability to lease or sell the Plitt Premises until the Plitt Litigation is settled or concluded (or, if settlement or conclusion of the Plitt Litigation does not involve the termination of the Plitt Lease, until the Plitt Lease expires or is otherwise terminated and Plitt or Plitt's permitted assignee vacates the Plitt Premises); (iii) the condition of the Plitt Premises or the cost of any necessary repairs or upgrades thereto upon the settlement or conclusion of the Plitt Litigation or upon the expiration or termination of the Plitt Lease and the vacation of the Premises by Plitt or Plitt's permitted assignee, it being acknowledged by Purchaser that possession the Plitt Premises will be returned to Purchaser in an "as is" physical condition and an "as is" state of repair, with all faults; or (iv) Plitt's failure to perform any of its obligations under any settlement or judgment connected to the Plitt Litigation (except that Seller shall make good faith, commercially reasonable efforts to collect any payments to be made by Plitt pursuant to such settlement or judgment).

         (d) If the Plitt Litigation (or any portion or claim thereof) is prosecuted to a final, non-appealable judgment, the following shall apply:

         (i) If the judgment is in favor of Seller, any amount actually collected by Seller for rent or other obligations under the Plitt Lease shall be divided between Seller and Purchaser as follows:

                (A) First, to Seller, the amount necessary to fully reimburse Seller for all of its costs, expenses and losses in connection with the Plitt Litigation (including, without limitation, any amounts paid by Seller to satisfy any judgment or settlement Plitt may obtain in connection with the Plitt Claim);

                (B) Second, to Purchaser, an amount calculated by multiplying the remaining proceeds collected by Seller by a fraction, the numerator of which is the amount of unpaid rent and other charges owing under the Plitt Lease from and after the Closing and for which Purchaser has not received payment from Seller pursuant to Section 21(f) below, and the denominator of which is the total amount of unpaid rent and other charges owing under the Plitt Lease both before and after the Closing, including any amounts paid by Seller to Purchaser pursuant to Section 21(f), below; and

                (C) Third, to Seller, the remaining amount of such proceeds.

         (ii) If the judgment is in favor of Plitt, Seller shall be solely responsible for the payment of all amounts payable to Plitt under such judgment; provided, however, Seller may apply any amounts collected by Seller from Plitt (either by judgment, settlement or otherwise) towards payment of such judgment.

         (iii) If the judgment does not permit or require the termination of the Plitt Lease, Purchaser shall abide by such judgment and accept Plitt or any assignee required by such judgment as the tenant of the Plitt Premises in accordance with the terms of such judgment.

         (e) If the Plitt Litigation (or any portion or claim thereof) settled, the following shall apply:

         (i) If the settlement results in the payment of money to Seller, such money shall be divided between Seller and Purchaser in accordance with
    Section 21(d)(i) above.

         (ii) If the settlement involves the payment of money to Plitt, Seller shall be solely responsible for such payment; provided, however, Seller may apply any amounts collected by Seller from Plitt (either by judgment, settlement or otherwise) towards payment of such settlement.

         (iii) In connection with, and as a part of any settlement of the Plitt Litigation, or any portion thereof, Seller shall have the right to: (A) terminate the Plitt Lease, (B) permit Plitt to remain as tenant of the Plitt Premises under and in accordance with the terms and conditions of the Plitt Lease (i.e., without modifying or altering such terms and conditions) or (C) permit Plitt to assign the Plitt Lease in accordance with the terms thereof (and the decision of whether or not to consent to any proposed assignment by Plitt shall be made by Seller, notwithstanding the fact that Purchaser will be the landlord under the Lease from and after the Closing). Purchaser agrees that Seller may take any of the foregoing actions in order to resolve the Plitt Litigation, and Purchaser shall execute such documents as are reasonably necessary to consummate such actions.

         (f) From and after the Closing until the earlier of (i) the termination of the Plitt Lease by final, non-appealable judgment or settlement;
(ii) the recommencement of the payment of base rent under the Plitt Lease by Plitt or Plitt's permitted assignee pursuant to Section 21(e) above; or (iii) November 30, 2005 (the expiration of the primary term of the Plitt Lease, without reference to any extension or renewal options), Seller shall pay Purchaser, as and when due pursuant to the Plitt Lease, the amount of base rent and any property taxes, insurance premiums and common area maintenance charges payable or reimbursable by Plitt under the Plitt Lease (but not any percentage rents or like charges).

         (g) Seller's obligations under this Section 21 shall survive the Closing. Except for Seller's obligations under Section 21(f) (which shall terminate as set forth therein), Section 21(c), and the obligation to pay to Purchaser a portion of any collected monetary judgment or settlement in accordance with Sections 21(d) and 21(e), Seller's obligations under this
Section 21 shall terminate following final resolution of the Plitt Litigation by entry of a final non-appealable judgment (or judgments) or the execution by Seller and Plitt of a settlement agreement resolving all claims in the Plitt Litigation.

                           [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

SELLER:                             SPRING HILL MALL PARTNERSHIP,
                                    an Illinois general partnership

                                    By:      TCW REALTY FUND VA (ILLINOIS)
                                             HOLDING COMPANY,
                                             a California corporation

                                             By:    /s/
                                                    ------------------------
                                                    Its Authorized Signatory

                                             By:    /s/
                                                    ------------------------
                                                    Its Authorized Signatory

                                             and

                                             TCW REALTY FUND VB,
                                             a California limited partnership

                                             By:    TCW ASSET MANAGEMENT
                                                    COMPANY, a California
                                                    corporation, a General
                                                    Partner

                                                    By:/s/
                                                       ------------------------
                                                       Its Authorized Signatory

                                                    By:/s/
                                                       ------------------------
                                                       Its Authorized Signatory

                       [SIGNATURES CONTINUED ON NEXT PAGE]

                                             By:   CB RICHARD ELLIS INVESTORS,
                                                   L.L.C. (formerly known as
                                                   Westmark Realty Advisors,
                                                   L.L.C.), a Delaware limited
                                                   liability company, a General
                                                   Partner

                                                   By:/s/
                                                      ------------------------
                                                      Its Authorized Signatory

                                                   By:/s/
                                                      ------------------------
                                                      Its Authorized Signatory

                                    as tenants-in-common as to a
                                    general partnership interest

                                    By:      TCW REALTY FUND VA HOLDING COMPANY,
                                             a California corporation

                                             By:   /s/
                                                   ---------------------------
                                                   Its Authorized Signatory

                                             By:   /s/
                                                   ---------------------------
                                                   Its Authorized Signatory
                                             and

                       [SIGNATURES CONTINUED ON NEXT PAGE]

                                             TCW REALTY FUND VB,
                                             a California limited partnership

                                             By:   TCW ASSET MANAGEMENT COMPANY,
                                                   a California corporation,
                                                   a General Partner

                                                  By: /s/
                                                      ------------------------
                                                      Its Authorized Signatory

                                                  By: /s/
                                                      ------------------------
                                                      Its Authorized Signatory

                                             By:   CB RICHARD ELLIS INVESTORS,
                                                   L.L.C. (formerly known as
                                                   Westmark Realty Advisors,
                                                   L.L.C.), a Delaware limited
                                                   liability company, a General
                                                   Partner

                                                   By:/s/
                                                      ------------------------
                                                      Its Authorized Signatory

                                                   By:/s/
                                                      ------------------------
                                                      Its Authorized Signatory

                                    as tenants-in-common as to a
                                    general partnership interest


PURCHASER:                          SPRING HILL MALL L.L.C.,
                                    a Delaware limited liability company

                                    By:      SPRING HILL MALL, INC.,
                                             a Delaware corporation
                                             Its:     Managing Member

                                             By:/s/ Joel Boyer
                                                ------------------------------
                                             Its:
                                                 -----------------------------